UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): January 18, 2019

 SeD Intelligent Home Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55038	27-1467607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-971-3940

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

On July 3, 2018, 150 CCM Black Oak, Ltd., a Texas limited partnership, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Houston LD, LLC for the sale of 124 lots located at its Black Oak project. Through certain subsidiaries, SeD Intelligent Home Inc. (the “Company”) owns 150 CCM Black Oak, Ltd.

Black Oak is a 162 acre land infrastructure development and sub-division project situated in Magnolia, Texas, north of Houston and is one of the Company’s two real estate projects. Pursuant to the Purchase and Sale Agreement, it was agreed that 124 lots would be sold for a range of prices based on the lot type. In addition, Houston LD, LLC agreed to contribute a “community enhancement fee” for each lot, collectively totaling $310,000, which is currently held in escrow. 150 CCM Black Oak, Ltd. will apply these funds exclusively towards an amenity package on the property. The closing of the transactions contemplated by the Purchase and Sale Agreement was subject to Houston LD, LLC completing due diligence to its satisfaction.

On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement (the “Amended and Restated Purchase and Sale Agreement”) for these 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000, 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended.

On January 18, 2019, the sale of 124 lots in Magnolia, Texas was completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeD Intelligent Home Inc.

Date: January 25, 2019	By:	/s/ Rongguo (Ronald) Wei
Name: Rongguo (Ronald) Wei
Title: Co-Chief Financial Officer